UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) August 12, 2004 (August 10, 2004)

BioDelivery Sciences International, Inc.
(Exact name of registrant as specified in its charter)

Delaware	0-28931	35-2089858
(State or other jurisdictionof incorporation)	(CommissionFile Number)	(IRS Employer Identification No.)

UMDNJ Medical School 185 South Orange Avenue, Bldg #4 Newark, New Jersey	07103
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code (973) 972-0015

Not Applicable
(Former name or former address, if changed since last report)

Item 5. Other Events and Regulation FD Disclosure.

On August 10, 2004, BioDelivery Sciences International, Inc. (the “Company”) entered into a definitive agreement (the “Merger Agreement”) to acquire all of the capital stock of Arius Pharmaceuticals, Inc., a Delaware corporation (“Arius”). The transaction is being structured as a reorganization of Arius with and into a newly formed, wholly-owned subsidiary of the Company (the “Transaction”). As part of the Transaction, the Company will issue to the former stockholders of Arius (the “Arius Stockholders ”) consideration comprised of an aggregate of 1,647,059 shares of a newly designated, non voting and non-interest bearing Series A Convertible Preferred Stock (the “Series A Preferred”). The Series A Preferred will be convertible into shares of the Company’s common stock (the “Common Stock”) on a one for one basis. The Series A Preferred is eligible for conversion upon the earlier to occur of: (i) FDA approval of Arius’ first proposed product (ii) 30 days notice to the Company of a Conversion Event (hereinafter defined) or (iii) five years from the closing date of the Transaction. The term “Conversion Event” is defined in the Certificate of Designation of the Series A Preferred to mean the failure of the Company to provide at least $3,000,000 to Arius as required to: (i) pay Atrix Laboratories, Inc. (“Atrix”) $1,000,000 by August 24, 2004 pursuant to the terms of a license agreement between Arius and Atrix and (ii) fund, in a total amount of no less than $2,000,000, the operations of Arius. The Series A Preferred Stock enjoys certain other rights and privileges.

If, at the time that any shares of the Series A Preferred are converted, the Common Stock is listed for quotation on The Nasdaq SmallCap Market or The Nasdaq National Market (collectively, “Nasdaq”), then, without the prior approval of the Company’s stockholders in accordance with the rules of Nasdaq, in no event will the Company issue shares of Common Stock upon conversion of the Series A Preferred to the extent that the total aggregate number of shares of Common Stock issued or deemed to be issued at any time to any holder or all holders of the Series A Preferred would exceed 19.99% of the issued and outstanding shares of Common Stock immediately prior to the effective time of the Transaction.

The closing of the Transaction is contingent upon meeting certain conditions including, but not limited to, the following: (i) the execution of a voting agreement by the Arius Stockholders to vote in favor of every nominee of the board of directors of the Company in connection with any election of directors of the Company, (ii) the execution of a voting agreement by a majority of the existing stockholders of the Company to vote at the next annual meeting of the Company’s stockholders following the closing of the Transaction (and at each special or annual meeting of the Company thereafter until approval is gained) in favor of the issuance by the Company of the maximum amount of shares of Common Stock to be issued pursuant to the Merger Agreement (which amount exceeds 20% of the Company’s issued and outstanding shares of Common Stock immediately prior to the effective time of the Transaction and estimated to be approximately 23%), (iii) the Company obtaining financing in an amount equal to no less than $6,000,000 (which includes the previously announced loan facility being provided by Hopkins Capital Group II, LLC and the exercise of options by certain of the Company’s Directors), (iv) the delivery by Arius to the Company of a waiver with respect to certain terms of the Atrix license, (v) the execution of a registration rights agreement by and between the Company and the Arius Stockholders, (vi) the execution of employment agreements by and between the Company and the Arius principles, and (vii) the delivery of certain third party consents including, but not limited to, a consent from Reckitt Benckiser Healthcare (UK) Limited. The closing of the acquisition of Arius is also subject to customary and certain other specific conditions set forth in the agreement and plan of merger and reorganization and is expected to occur by August 24, 2004.

Reference is made to the Agreement and Plan of Merger and Reorganization, which is being filed as an Exhibit to this Form 8-K. All statements made with respect to the transaction discussed in this Item 5 are qualified by such reference.

Item 7. Financial Statements and Exhibits.

Set forth below is a list of Exhibits included as part of this Current Report.

    10.1   Agreement and Plan of Merger and Reorganization (the “Merger Agreement”), dated August 10, 2004, by and among the Company, Arius Acquisition Corp., Arius, Dr. Mark Sirgo and Dr. Andrew Finn.

    99.1   Press Release of the Company, dated August 10, 2004, relating to the Merger Agreement.

This Current Report on Form 8-K may contain, among other things, certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, without limitation, (i) statements about the benefits of the Company’s credit facility agreement with HCG II; (ii) statements with respect to the Company’s plans, objectives, expectations and intentions; and (iii) other statements identified by words such as “may”, “could”, “would”, “should”, “believes”, “expects”, “anticipates”, “estimates”, “intends”, “plans” or similar expressions. These statements are based upon the current beliefs and expectations of the Company’s management and are subject to significant risks and uncertainties. Actual results may differ from those set forth in the forward-looking statements. These forward-looking statements involve certain risks and uncertainties that are subject to change based on various factors (many of which are beyond the Company’s control).

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BIODELIVERY SCIENCES INTERNATIONAL, INC.

Date:August 12, 2004	By:	/s/ Francis E. O'Donnell, Jr.
Francis E. O'Donnell, Jr.
President and Chief Executive Officer